EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Second Quarter 2008 Earnings
MIDDLEFIELD, OHIO, July 15, 2008 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported that net income for the second quarter of 2008 totaled $783,029, or 12.9% less than the $899,231 reported for the same period in 2007. Diluted earnings per share for the second quarter of 2008 were $0.51, an 8.9% decrease from 2007’s second quarter diluted earnings per share of $0.56.
Results from the first half of 2008 reflect a net income of $1,520,025, an 8.0% decrease compared to $1,651,606 for the first six months of 2007. Diluted earnings per share for the first half of 2008 were $0.98, or 7.5% less than diluted earnings per share of $1.06 for the first six months of 2007.
Return on average equity for the three months ended June 30, 2008, was 9.11% compared to 10.55% for the same period in 2007. Return on average assets was 0.70% for the three months ended June 30, 2008. Return on average assets was 0.91% for the three months ended June 30, 2007. For the six months ended June 30, 2008, the returns on average equity and average assets were 8.86% and 0.69%, respectively. The comparable period results from 2007 were 10.21% and 0.90%.
President and Chief Executive Officer Thomas G. Caldwell commented, “We are fully aware that there is difficulty in the current economic environment and that the possibility of a strong positive shift in the near term is not likely. These general conditions, on both a local and a national level, have had a negative impact upon our performance. Nevertheless, we believe that our financial results for the second quarter 2008 reflect the resiliency with which we have worked to address these issues.”

Mr. Caldwell continued, “Our balance sheet growth during the second quarter of 2008 was at a more moderate level. However, we are pleased to report that our net interest margin has leveled and is, in fact, higher than for the first quarter of this year. While we have never been a participant in the subprime lending arena, we have, nonetheless, felt the impact of the overall housing malaise. We continue to be very active in taking steps to address the issues confronting us and those within the industry as a whole. While we expect credit conditions to continue to deteriorate in the near term, our efforts to work closely with borrowers to address the difficulties that they are experiencing remain steadfast.”
“As we had reported earlier, our expansion into the Central Ohio market combined with that which we have undertaken in our northeastern Ohio markets has had a negative impact on our level of noninterest expense. During June, our full service banking office opened in Cortland, Ohio. Additional progress continues to be made as we work to close on our previously announced acquisition of a banking office in Westerville, Ohio. Along with our electronic banking products, we believe that expansion into these markets will have long-term positive effects on our delivery system.”
The company’s total assets ended the second quarter of 2008 at $447.4 million, an increase of 3.0% over the $434.3 million in total assets reported at December 31, 2007. Net loans at June 30, 2008, were $315.9 million, up $9.8 million, or 3.2%, over the $306.1 million reported at December 31, 2007. Total deposits at June 30, 2008, were $374.1 million, or 3.1% greater than the deposit level of $362.9 million at December 31, 2007.
Highlights for the second quarter of 2008 include:
•	Net interest income was $3.01 million, an increase of 4.6% from the $2.88 million reported for the comparable period of 2007. The net interest margin was 3.09% for the second quarter of 2008, down from the 3.31% reported for the same quarter of 2007. The decline in the net interest margin is primarily attributable to higher deposit costs and competitive pricing on lending opportunities associated with the current interest rate environment. Deposit growth at the banks has primarily been in products such as time deposits and money market accounts, which generally carry higher interest costs than other deposit alternatives. The company has also grown its investment portfolio, which, while conservative, has produced a lower earnings yield than could be found in loan growth.

•	Non-interest income decreased $20,000 for the second three-month period of 2008 over the comparable 2007 period. This decrease of 3.1% was primarily the result of lower service charge revenue associated with deposit accounts. The primary factor was a decline in fees associated with the courtesy overdraft program, which was partially offset by expanded ATM/Debit card usage, and an increase in revenue from investment services. Additionally, earnings on bank-owned life insurance were $4,000 higher during the second quarter of 2008 than the same period of 2007.

•	Non-interest expense for the second quarter of 2008 was 11.1%, or $258,000, higher than the second quarter of 2007. Increases in salary and employee benefits of $87,000 were largely attributable to increased staffing, including additions in anticipation of the opening of the Cortland banking office, the increase in cost of health insurance, as well as normal wage adjustments. Other expense items contributing to the overall increase were costs associated with compliance with Section 404 of the Sarbanes-Oxley Act, primarily centered in Audit and legal functions, higher fees associated with the increased level of ATM/Debit card usage, amortization of the core deposit intangible associated with acquisitions made by the company, and higher postage and FDIC premiums resulting from increased fee levels charged by those service providers. Data processing costs for the second quarter of 2008 were $27,000 above the level for the same period of 2007. This increase was a direct result of the growth of the company and the products/services offered.

•	Total deposit growth for the first six months of 2008 was $11.2 million. Time deposits increased $8.2 million, while money market accounts and interest bearing demand accounts grew $2.2 million and $3.9 million, respectively. Savings deposits decreased $4.9 million during the period. Net loans at June 30, 2008, stood at $315.9 million. This increase of $9.8 million was fueled by growth in the commercial and home equity loan portfolio segments. The investment portfolio, which is entirely classified as available for sale, stood at $93.8 million at June 30, 2008. This figure represented growth within that portfolio of $7.8 million during the period.

•	Provision for loan losses was $95,000 for the 2008-second quarter, which was in line with the company’s plan. The provision is maintained at a level to absorb management’s estimate of probable inherent credit losses within the bank’s loan portfolio. At June 30, 2008, the allowance for loan losses as a percentage of total loans was 1.08%, which was nearly equal to the 1.09% reported at June 30, 2007. The ratio of non-performing loans to total loans stood at 2.04% at June 30, 2008. This was an increase from the 1.21% reported as of June 30, 2007. Loans classified as non-accrual at June 30, 2008, were $3.97 million, which was up from the $1.69 million reported at June 30, 2007. Loans past due 90 days and still accruing interest, as of June 30, 2008, were $2.56 million, or $0.59 million more than the prior year figure. Additionally, the company held $0.91 million in other real estate owned at its Emerald Bank affiliate.

•	Stockholders’ equity at June 30, 2008, was $33.6 million, or 7.52% of total assets. Book value as of June 30, 2008 was $22.09 per share.

•	In the first six months of 2008, Middlefield paid a cash dividend of $0.51 per share. This represents an increase of 11.6% over the cash dividend paid during the same period of 2007. The 2007 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2007.
“Our earnings to this point in 2008 are reflective of the overall difficulties being experienced by most of the financial institutions within our market. The actions taken by the Federal Reserve to dramatically lower interest rates by 325 basis points since September 2007 has worked to lower the yield on our loan portfolio as a significant percentage of that portfolio is tied to the Prime Interest Rate. Furthermore, we have found that our competition, after initially dropping deposit pricing, has now become aggressive in their efforts to grow their balance sheets. This has the potential to have a negative impact on our net interest margin going forward as we work to attract new client relationships, “ commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp.
Stacy continued, “We are also experiencing what is, for us, a higher than normal level of problem loans. While being well secured, we are expending an increased level of effort to effect full collection. Losses will be above recent historic levels, but should remain well within peer ranges.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. Its Emerald Bank subsidiary, acquired in 2007, maintains a full service banking office in Dublin, Ohio. Further information is available at www.middlefieldbank.com and www.emeraldbank.com.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2008 and 2007 and December 31, 2007

	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30,	December 31,	June 30,
	2008	2007	2007
Assets Cash and due from banks	$9,502,382	$9,072,972	$7,590,873
Federal funds sold	790,062	8,631,963	4,299,341
Interest-bearing deposits in other institutions	110,387	110,387	559,550

Cash and cash equivalents	10,402,831	17,815,322	12,449,764
Investment securities available for sale	93,797,174	85,967,764	71,874,997
Investment securities held to maturity (estimated	0	0	119,899
market value of $130,579 at June 30, 2007) Loans:	319,350,603	309,445,922	302,528,037
Less: reserve for loan losses	3,434,993	3,299,276	3,283,975

Net loans	315,915,610	306,146,646	299,244,062
Premises and equipment	7,974,133	7,044,685	6,910,163
Goodwill	4,371,207	4,371,206	3,224,264
Bank-owned life insurance	7,295,844	7,153,381	7,012,996
Accrued interest receivable and other assets	7,597,413	5,774,052	5,571,474

Total Assets	$447,354,212	434,273,056	406,407,619

	June 30,	December 31,	June 30,
	2008	2007	2007
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$43,132,291	$41,348,219	$41,348,568
Interest bearing demand deposits	23,501,076	19,566,035	13,128,166
Money market accounts	24,849,884	22,684,041	27,511,193
Savings deposits	71,953,596	76,895,857	73,077,850
Time deposits	210,651,595	202,423,848	171,792,572

Total Deposits	374,088,442	362,918,000	326,858,349
Short-term borrowings	1,402,320	1,510,607	5,768,056
Federal funds purchased	4,310,000	0	0
Other borrowings	31,656,317	32,395,319	37,225,371
Other liabilities	2,262,658	2,487,746	2,084,045

Total Liabilities	413,719,737	399,311,672	371,935,821

Common equity	26,900,738	26,650,123	23,521,438
Retained earnings	14,594,769	13,746,956	15,644,003
Accumulated other comprehensive income	(1,127,425)	(52,969)	(1,288,586)
Treasury stock	(6,733,607)	(5,382,726)	(3,405,057)

Total Stockholders’ Equity	33,634,475	34,961,384	34,471,798

Total Liabilities and Stockholders’ Equity	$447,354,212	$434,273,056	$406,407,619

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2008 and 2007
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INTEREST INCOME
Interest and fees on loans	$5,393,090	$5,315,387	$10,848,364	$9,845,616
Interest-bearing deposits in other institutions	3,638	49,724	8,841	105,613
Federal funds sold	22,982	130,200	102,286	261,435
Investment securities Taxable interest	615,132	254,534	1,180,211	520,648
Tax-exempt interest	456,932	459,595	910,875	842,380
Dividends on FHLB Stock	29,612	26,272	59,012	51,767

Total interest income	6,521,386	6,235,712	13,109,589	11,627,459
INTEREST EXPENSE
Deposits	3,098,688	2,869,444	6,432,668	5,184,115
Short term borrowings	7,288	20,455	17,183	39,670
Other borrowings	407,874	469,473	821,985	914,885

Total interest expense	3,513,850	3,359,372	7,271,836	6,138,670

NET INTEREST INCOME	3,007,536	2,876,340	5,837,753	5,488,789
Provision for loan losses	95,000	69,391	170,000	114,391

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,912,536	2,806,949	5,667,753	5,374,398

NONINTEREST INCOME
Service charges on deposits	459,033	481,055	924,561	933,002
Earnings on bank-owned life insurance	72,374	68,174	142,462	140,253
Other income	97,060	99,014	198,895	196,616
Net securities gains (losses)	0	0	0	0

Total non-interest income	628,467	648,243	1,265,918	1,269,871
NONINTEREST EXPENSE
Salaries and employee benefits	1,126,754	1,040,092	2,321,173	2,145,000
Occupancy expense	209,403	198,278	440,586	367,508
Equipment expense	139,326	132,423	285,436	254,214
Data processing costs	188,785	161,471	398,065	312,719
Ohio state franchise tax	117,000	108,200	234,000	204,200
Other operating expense	797,706	680,369	1,415,386	1,310,894

Total non-interest expense	2,578,974	2,320,833	5,094,646	4,594,535

Income before income taxes	962,029	1,134,359	1,839,025	2,049,734
Provision for income taxes	179,000	235,128	319,000	398,128

NET INCOME	$783,029	$899,231	$1,520,025	$1,651,606

Per common share data
Net income per common share — basic	$0.51	$0.57	$0.99	$1.07
Net income per common share — diluted	$0.51	$0.56	$0.98	$1.06
Dividends declared	$0.260	$0.224	$0.510	$0.457
Book value per share(period end)	$22.09	$22.66	$22.09	$22.66
Tangible book value per share (period end)	$19.22	$20.54	$19.22	$20.54
Dividend payout ratio	36.41%	40.50%	44.22%	41.99%
Average shares outstanding — basic	1,530,255	1,583,468	1,539,149	1,543,044
Average shares outstanding -diluted	1,548,607	1,604,931	1,558,494	1,565,023
Period ending shares outstanding	1,522,390	1,521,470	1,522,390	1,521,470

Selected ratios
Return on average assets	0.70%	0.91%	0.68%	0.89%
Return on average equity	9.11%	10.55%	8.86%	10.21%
Yield on earning assets	6.45%	6.89%	6.52%	6.84%
Cost of interest bearing liabilities	3.80%	4.25%	3.96%	4.16%
Net interest spread	2.64%	2.64%	2.68%	2.68%
Net interest margin	3.09%	3.31%	3.03%	3.36%
Efficiency (1)	66.62%	61.70%	67.28%	63.89%
Equity to assets at period end	7.52%	8.48%	7.52%	8.48%
(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	June 30,	June 30,
Asset quality data	2008	2007
Non-accrual loans	$3,971,595	$1,690,646
90 day past due and accruing	2,558,056	1,966,754

Non-performing loans	6,529,651	3,657,400
Other real estate owned	910,966	—

Non-performing assets	$7,440,617	$3,657,400

Allowance for loan losses	$3,434,993	$3,283,975
Allowance for loan losses/total loans	1.08%	1.09%
Net charge-offs:
Quarter-to-date	$11	$10
Year-to-date	34	116
Net charge-offs to average loans
Quarter-to-date	0.00%	0.00%
Year-to-date	0.01%	0.04%
Non-performing loans/total loans	2.04%	1.21%
Allowance for loan losses/non-performing assets	46.17%	89.79%